Exhibit 99.1

Contact:	Mark Thomson, CFO

(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Retirement of John Arnold from Board of Directors

Hampton, VA, May 6, 2014 – Measurement Specialties, Inc. (the “Company”) (NASDAQ: MEAS), a global designer and manufacturer of sensors and sensor-based systems, announced today the retirement of John Arnold from the board of directors, effective May 2, 2014.

Mr. Arnold has served on the MEAS board since June 19, 1995 and retired solely for personal reasons.

Frank Guidone, Company CEO commented, “I want to thank John for his years of service as a member of the board of directors and Audit Committee Chairman. John was our longest serving board member and has helped guide the business through significant expansion, both organically and through acquisitions. Satish Rishi will be replacing John as Audit Committee Chairman; Barry Uber will also be added the Audit Committee.”

About Measurement Specialties: Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors and switches, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Company Contact: Mark Thomson, CFO, (757) 766-4224